Exhibit 3.45

SECOND AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS OF

RUDOLPH AND SLETTEN, INC.

This Second Amendment (“Second Amendment”) to the Amended and Restated Bylaws of Rudolph and Sletten, Inc., a California corporation (the “Corporation”), dated as of May 5, 1994, as amended by the First Amendment dated as of October 1, 2003 (the “Bylaws”), adopted by the holders of all of the outstanding Class A Common Stock of the Corporation as of the date hereof, is hereby made effective as of the 31st day of December, 2004.

The undersigned, Allen A. Rudolph, does hereby certify as follows:

1.             He is the duly elected, acting and qualified Secretary of the Corporation.

2.             The Bylaws are hereby amended by striking out Section 2 of Article III thereof and by substituting in lieu of said Section 2 the following new Section:

“2. Number of Directors. The authorized number of directors of the Corporation shall be not less than three (3) nor more than five (5), and the exact number shall be set within said range from time to time by the Board of Directors or the Shareholders.”

3.             The Second Amendment herein certified has been duly authorized and adopted by the holders of all of the outstanding Class A Common Stock of the Corporation in accordance with the provisions of Sections 152, 211 and 603(d) of the California Corporations Code.

IN WITNESS WHEREOF, I have hereunto set my hand as of October     , 2005.

/s/Allen A. Rudolph, Jr.

Allen A. Rudolph, Secretary